Exhibit 99
PRESS RELEASE
FOR IMMEDIATE RELEASE

Date:	January 12, 2006
Company:	Central Federal Corporation
2923 Smith Road
Fairlawn, Ohio 44333
Contact:	Mark S. Allio
Chairman, President and CEO
Phone:	330.576.1334	Fax: 330.666.7959
Central Federal Corporation Announces Completion of 2 Million Share Stock Offering
Fairlawn, Ohio — January 12, 2006 — Central Federal Corporation (NASDAQ: CFBK) announced today that it successfully completed the offering of 2 million shares of its common stock at a purchase price of $7.00 per share. The shares sold by the company are expected to raise net proceeds of approximately $12.6 million after offering expenses and underwriting commissions. The sole managing underwriter, Ryan Beck & Co., Inc., has been granted an over-allotment option of an additional 300,000 shares.
“The proceeds from this offering provide us with the capital base we need to take advantage of opportunities in our markets as we continue to execute our strategy of growth,” said Mark S. Allio, Chairman, President and CEO. “We are pleased that this offering has allowed us to diversify our stockholder base to include new individual investors in Columbus and Northeast Ohio as well as new national institutional investors. We warmly welcome our new shareholders to an already strong and supportive base of existing Central Federal Corporation shareholders.”
The shares were offered pursuant to a registration statement filed with the Securities and Exchange Commission effective January 10, 2006. The offering proceeds will be used to fund continued growth and expansion of the company and for general corporate purposes.
About Central Federal Corporation and CFBank
Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892. CFBank has four full-service banking offices in Fairlawn, Calcutta, Columbus and Wellsville, Ohio and a residential mortgage loan origination office in Akron, Ohio. Additional information is available at www.CFBankOnline.com.

Statements contained in this release that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company cautions that such statements necessarily are based on certain assumptions which are subject to risks and uncertainties, including, but not limited to, changes in general economic and market conditions. Further information on these risk factors is included in the company’s filings with the Securities and Exchange Commission.